Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of March 10, 2005, by and among Superior Medical Equipment, LLC, a Connecticut limited liability company (“SME”), John Flynn, an individual and the owner of all outstanding membership units of SME (“Owner”), (SME and Owner are hereinafter collectively referred to as “Seller”), and dj Orthopedics, LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S

WHEREAS, SME is in the business of selling and distributing orthopedic products and supplies directly to patients and to physicians and other healthcare providers, and with respect to products provided to patients, SME assumes responsibility for conducting the billing and collection activity for such products from the patients and applicable third party payors (the “Acquired Business”); and

WHEREAS, Buyer manufactures, markets and sells products and services in the orthopedics market and is interested in acquiring substantially all of the assets and operations of the Acquired Business; and

WHEREAS, pursuant to the terms and conditions of this Agreement, Buyer desires to acquire, and Seller desires to sell, the assets and operations of the Acquired Business.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1                                 Purchase and Sale of Assets.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Seller shall sell, transfer, convey, assign and deliver to Buyer, free and clear of any and all liens, pledges, claims, security interests, encumbrances, charges, restrictions or liabilities of any kind (other than liabilities assumed pursuant to Section 1.3 hereof), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following properties and assets insofar as they are used in or relate to the Acquired Business as of the Closing Date, (collectively, the “Purchased Assets”):

(a)                                  All fixed assets owned by Seller, including but not limited to those items of furniture, fixtures, computer and other equipment and other tangible assets listed on Schedule 1.1(a);

(b)                                 Those customer and vendor agreements, insurance and other third party payor contracts and other contracts, licenses (including software licenses), leases and agreements, whether oral or written, as listed or described on Schedule 1.1(b) hereto (all such agreements and contracts being referred to herein as the “Contracts”), to which Seller is a party and which Buyer has agreed to assume pursuant to Section 1.3 below, and any rights, advances or benefits associated therewith or deposits or other prepayments made by Seller thereunder;

(c)                                  All rights in and to the patents, patent applications, trademarks, trade names, copyrights, and other proprietary intellectual property listed or described on Schedule 1.1(c) hereto, as well all other trade secrets and know-how used in or related to the Acquired Business (hereinafter the “Intellectual Property”);

(d)                                 All inventories of products and supplies, whether located at Seller’s facility, at locations of healthcare providers or at any other location, and any inventories of work in progress and raw materials, including but not limited to those items listed or described on Schedule 1.1(d) hereto to the extent that they exist on the Closing Date (collectively, the “Inventory”);

(e)                                  All accounts receivable, notes receivable and unbilled rights to payment in favor of SME (other than sales commissions due SME), including but not limited to those accounts receivable listed on Schedule 1.1(e) hereto to the extent that they exist on the Closing Date, but excluding accounts receivable due from Federal health care programs, and all rights to bill Federal health care program payors for sales completed prior to the Closing Date (the “Excluded Medicare Receivables”), (hereinafter, the “Accounts Receivable”);

(f)                                    All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by SME on or prior to the Closing Date, except with respect to the Excluded Medicare Receivables;

(g)                                 All customer lists, supplier lists, sales files, business development information, databases, price lists and pricing records and schedules, accounting records, sales literature and general intangibles relating to the Acquired Business, licenses to conduct the Acquired Business (to the extent transferable), and any other books, documents, instruments and records used by the Seller to conduct the Acquired Business (collectively, the “Other Assets”); and

(h)                                 All goodwill and other intangible personal property of Seller associated with the Acquired Business, including the name “Superior Medical Equipment”.

1.2                                 Consideration.  In consideration for the sale, assignment, transfer and delivery of the Purchased Assets, Buyer shall do the following, subject to possible adjustment as provided in Section 1.6 below:

(a)                                  Pay SME in readily available funds at the Closing pursuant to wire transfer instructions provided by Seller to Buyer prior to the Closing Date the sum of $3,150,000, less the aggregate amount of the Excluded Medicare Receivables;

(b)                                 Assume the Assumed Liabilities (defined below in Section 1.3);

(c)                                  Pay SME an additional sum of $500,000, plus interest at the annual rate of 4%, in readily available funds on the date that is twelve months after the Closing Date, provided that such sum shall be subject to downward adjustment as follows:  (i) there shall be deducted from such sum the amount, if any, required to cover any claims or losses coming within Seller’s indemnification obligations pursuant to Section 6.2 hereof; and (ii) there shall be deducted from such sum the amount, if any, required to satisfy Seller’s guarantee of the collection of the Accounts Receivable provided in Section 1.5 below; and

(d)                                 Pay SME an additional sum of up to $500,000 in readily available funds, less any deductions described in clause (i) or (ii) in Section 1.2(c) above that could not be satisfied out of the payment described in Section 1.2(c), (hereinafter the “Earn-out”), based on the following performance objectives applied to the Acquired Business:  (i) if the “gross billings” (as hereinafter defined) of the “Credited New Business” (as hereinafter defined) for Buyer’s twelve fiscal months commencing on March 6, 2005 (the “ New Billings”) exceed the gross billings of the “Credited Base Business” (as hereinafter defined) for the one-year period ending March 5, 2005 (the “Base Billings”) by 10% or more, then SME shall be paid the entire Earn-out; (ii) if the New Billings exceed the Base Billings by more than zero but less than 10%, the amount paid as the Earn-out shall be the same proportion of the full Earn-out as the percentage excess of New Billings over Base Billings bears to 10%; and (iii) if the New Billings do not exceed the Base Billings, no part of the Earn-out will be paid.  For purposes of calculating the Earn-out, the term “gross billings” shall mean the average selling price per product charged by SME in the year ending on the Closing Date, before contractual allowances and adjustments, and for those products sold by Buyer after the Closing but not by SME before the Closing, ‘gross billings” shall mean the average selling price per product, before contractual allowances and adjustments, charged by Buyer.  “Credited Base Business” shall mean total gross billings of $3,437,226.  “Credited New Business” shall mean the total gross billings for products sold by Buyer through all stock and bill customers in Connecticut and the one stock and bill customer shown on Schedule 2.13 located in Rhode Island plus the gross billings on insurance billing business of Buyer with physicians in Connecticut and physicians associated with the Rhode Island stock and bill customer on Schedule 2.13.  Billings associated with bone growth stimulation products shall not be included in Credited Base Business or Credited New Business.  An example of the calculation of the Earn-out is attached as Exhibit A hereto.  Buyer shall maintain separate records of Credited New Business, and Buyer will determine the Earn-out from those records and the records of Seller for the period before Closing, all on a consistent basis.  The Earn-out will be calculated and paid, if applicable, within 30 days following the end of the twelve fiscal month period following the Closing Date.  Buyer shall also pay Seller interest on the Earn-out at the annual rate of 4% if Buyer does not pay the Earn-out within 10 business days of the agreement of Buyer and Seller on the amount of the Earn-out.  If the parties are unable to agree on the calculation of the Earn-out in whole or in part, they shall submit such disagreement to arbitration pursuant to Section 6.5(b) hereof; provided that if such disagreement pertains to a portion but not all of such Earn-out, the portion that the parties agree has been earned shall be paid and only the disputed portion shall be submitted to arbitration.

(e)                                  Pay SME the additional amount of $50,000 in readily available funds if the New Billings exceed the Base Billings (each as defined above in clause (d)) by 5% or more.  This amount shall be paid, if earned, at the same time and in the same manner as the amount in clause (d) above is paid.

(f)                                    Pay SME the additional amount of $35,000 in readily available funds if, by the date that is six months after the Closing Date, 65% of the inventory then stocked at the facilities of the customers of SME identified on Schedule 2.13 hereof are products of Buyer.  This amount shall be paid, if earned, within 30 days of the close of said six-month period.

1.3                                 Assumption of Liabilities.  Buyer agrees to assume all obligations to be performed after the Closing under the Contracts set forth on Schedule 1.1(b) hereto, and except for said obligations under the Contracts, Buyer expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any of the liabilities, obligations or commitments of Seller of any nature whatsoever, whenever arising and whether relating to the Acquired Business or otherwise.

1.4                                 Consents of Third Parties.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or attempted assignment of any agreement (including without limitation any third party payor contracts), license, instrument or other asset or property (“Consent Matters”) if the attempted assignment thereof, without the consent, approval or waiver of a third party or entity (including an agency or operation of the Federal or a State government), would constitute a breach thereof or a violation of any law or regulation, unless and until such consent, approval or waiver has been granted.  Seller covenants and agrees that in any such case the beneficial interests of Seller in and to any Consent Matter shall in any event pass at the Closing to Buyer, and Seller and Buyer covenant and agree that, from and after the Closing, (a) Seller will hold any and all such Consent Matters in trust for the benefit of Buyer, its successors and assigns, (b) Seller and Buyer will use their respective reasonable efforts, in cooperation with one another, to obtain and secure all consents that may be necessary to effect a full and valid transfer of the same as soon as reasonably possible, and (c) Seller will cooperate with Buyer in any assignment, subcontract or other reasonable arrangement designed to provide for Buyer the benefits of and under any Consent Matter.  Buyer agrees to make all payments required to be made with respect to such Consent Matter and to assume all liabilities or other obligations arising from and after the Closing Date with respect thereto except as a result of Seller’s negligence or willful misconduct, regardless of whether any such consent, approval or waiver has been obtained.

1.5                                 Accounts Receivable.  The parties agree to cooperate in the collection of the Accounts Receivable assigned to Buyer hereunder and in the billing and collection of the Excluded Medicare Receivables retained by Seller.  Seller shall promptly remit to Buyer any payments received on such Accounts Receivable after the Closing Date.  Buyer agrees to provide reasonable assistance to Seller in the processing and collecting of the Excluded Medicare Receivables.  Seller agrees to guarantee the payment in full of the “net” Accounts Receivable (which shall equal 75% of the gross amount of such receivables at Closing) over an initial, aggregate threshold of $25,000.  If any portion of such net Accounts Receivable remains unpaid twelve months after the Closing Date, Seller shall pay Buyer (or suffer the reduction in the additional payments described in Section 1.2 (c) and (d), at Seller’s election) at such time the total amount remaining unpaid on such net Accounts Receivable in excess of $25,000.  Buyer agrees to provide notice to Seller of such unpaid amount and copies of its records showing the unpaid balance on such Accounts Receivable.

1.6                                 Purchase Price Adjustment.  Both parties recognize that each has relied on the financial statements described in Section 2.9 in agreeing to the purchase price for the Purchased Assets, in particular the total current asset figure (less cash) of $627,140.28 shown in SME’s balance sheet at December 31, 2004 (“December 31 Assets”).  Accordingly, the parties agree that the purchase price set forth in Section 1.2 hereof shall be increased by the amount by which the total current assets of SME (less cash) as of the Closing Date are more than $50,000 in excess of the December 31 Assets, and said purchase price shall be decreased by the amount by which the total current assets of SME (less cash) as of the Closing Date are more than $50,000 less than the December 31 Assets.  If SME’s total current assets (less cash) on the Closing Date are no more than $50,000 higher or lower than the December 31 Assets, no adjustment will be made to the purchase price hereunder.  Seller shall calculate said assets of SME on the Closing Date and shall provide Buyer with such calculation within 20 days following the Closing.  Buyer shall accept such calculation or provide Seller with requested changes within 20 days of Seller’s delivery of such calculation.  If Buyer requests changes, the parties will promptly meet to seek agreement on the calculation.  If such calculation shows that the purchase price is increased, Buyer shall pay Seller such increase within 10 days of agreement on said calculation, and if such calculation shows that the purchase price is decreased, Seller shall pay Buyer such decrease within 10 days of agreement on said calculation.  If the parties are unable to agree on such calculation, the disagreement will be resolved through the dispute resolution procedure described in Section 6.5(b) hereof.

1.7                                 Allocation of Purchase Price.  Schedule 1.7 hereto sets forth the parties’ agreement on the allocation of the purchase price under this Agreement among the Purchased Assets.  Each party agrees to follow such allocation in all reports and returns filed with applicable taxing authorities.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

2.1                                 Organization and Good Standing.  SME is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut.  SME is duly qualified to transact business and is in good standing in every jurisdiction in which the character of its business makes such qualification necessary, except for where the failure to be so qualified would not have a material adverse effect on SME or its business, assets, properties, prospects, financial condition or results of operations (a “Material Adverse Effect”), all of which jurisdictions are listed on Schedule 2.1 attached hereto.  SME has all necessary power and authority, including all necessary licenses and permits, to carry on its business as it is now being conducted, and to own or lease and operate its properties and assets.

2.2                                 Authorization and Approvals.  SME has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally; and except as enforcement may be limited by general principles of equity.  This Agreement has been, or will be prior to the Closing Date, duly and validly authorized by and approved by all requisite action on the part of SME and its members.  Owner is the sole member of SME and no other person or entity has any equity interest in SME of any nature whatsoever or any option, warrant or other right to acquire any such equity interest or any right or power to direct the voting of any outstanding equity interest.  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by the Seller of this Agreement, or the consummation by the Seller of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Buyer to carry on the Acquired Business as currently conducted or the ability of the Seller to execute and deliver this Agreement or to consummate the transactions contemplated hereby.

2.3                                 No Conflicts.  Except as set forth on Schedule 2.3 attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the charter, operating agreement, Bylaws or similar corporate organization agreement of SME, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which the Seller is a party or by which the Seller or any of SME’s properties or assets may be bound, (c) to the knowledge of the Seller, violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to SME or any of its properties or assets or (d) to the knowledge of the Seller, give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of SME.

2.4                                 Taxes.  SME has paid or caused to be paid within the time and in the manner prescribed by law all Federal, state and local taxes of any type, including without limitation, income, franchise, gross receipts, sales or property taxes, payable or due from and owed by SME for all periods ending on or prior to the date hereof except for taxes which are accrued but not yet due and payable.  SME has collected all sales, use and value added taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities and has furnished properly completed exemption certificates for all exempt transactions.  SME has properly withheld income and social security or other similar taxes and paid payroll taxes with respect to all persons properly characterized as employees for federal, state or local tax purposes.  None of the assets of SME are subject to any liens in respect of taxes (other than for current taxes not yet due and payable).

2.5                                 Fixed Assets.  The fixed assets set forth on Schedule 1.1(a) hereto are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of such fixed assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

2.6                                 Contracts.  Schedule 1.1(b) hereto contains a complete, current and correct list of all material contracts, commitments, obligations or agreements of SME, whether written or oral, formal or informal, relating to the Acquired Business.  Except as noted on Schedule 1.1(b), no consent or approval of a party to any Contract or, to the knowledge of the Seller, any third party, including without limitation, any state or Federal government or agency thereof, is required in connection with the consummation of the transactions contemplated in this Agreement.  To the knowledge of the Seller, no event has occurred which would constitute a default (or any event which, with the giving of notice or lapse of time or both, would constitute a default) under any term or provision of any of the Contracts and thereby allow a party thereto to terminate or claim damages therefor.  Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of SME and, to the knowledge of the Seller, of the other parties thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity.  The Seller is not a party to any Contract that restricts Seller, or after the Closing Date Buyer, from carrying on the Acquired Business or any part thereof, or from competing in any line of business with any person, corporation or entity, except for the non-compete agreements provided in section 4.3(i).

2.7                                 Inventory.  All inventory of the Acquired Business, as of a date within fivedays of the Closing Date, whether constituting finished goods, work in progress or raw material is shown on Schedule 1.1(d).  All of such inventory is usable and saleable in the ordinary course of business within a reasonable period of time, unless shown on Schedule 1.1(d) as subject to a reserve for inventory reasonably anticipated to be or become excess or obsolete.

2.8                                 Assets.  Except as set forth on Schedule 2.8, SME has good, valid and marketable title to all Purchased Assets.  All such assets are free and clear of title defects or objections, liens, claims, charges, pledges, security interests, easements, title retention agreements or other encumbrances of any kind or nature whatsoever, except for liens, taxes and assessments not yet due and liens of landlords, warehousemen, mechanics and materialmen arising by law or in the ordinary course of business that do not materially adversely affect the Purchased Assets or the operation of the Acquired Business.  All of the Purchased Assets are used and useful in the Acquired Business, and the Purchased Assets constitute all of the assets and properties used by Seller in the Acquired Business.  Seller uses no other material asset or property in the conduct of the Acquired Business that is not included in the Purchased Assets.

2.9                                 Financial Statements.  Seller has delivered to Buyer the following financial statements of SME, all of which are attached to this Agreement as Schedule 2.9:  income statement for the year ended December 31, 2004 and balance sheet (“Balance Sheet”) at December 31, 2004, (all of such financial statements are collectively referred to herein as the “Financial Statements”).  The Financial Statements (i) have been prepared in good faith from the books and records of the Seller, and (ii) fairly present the financial condition and results of operations of SME as of the date and for the period indicated therein.  The Balance Sheet accurately reflects all liabilities, obligations and commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of the Seller except (a)

liabilities, obligations or commitments incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice and (b) other liabilities or obligations not required to be shown on a balance sheet prepared in accordance such accounting principles.  Neither SME nor its assets or properties are bound by or subject to any such liabilities, obligations or commitments that are not reflected on the Financial Statements other than as shown on Schedule 2.9, except for any such liabilities, obligations or commitments that would not, individually or in the aggregate, have a Material Adverse Effect.

2.10                           Intellectual Property.

(a)                                  Schedule 1.1(c) hereto sets forth a complete list of all registered (and material unregistered) trademarks, trade names, patents, patent applications and invention disclosures which are, have been or are presently planned to be used in the Acquired Business (the “Intellectual Property”).  Except as set forth on Schedule 1.1(c), (i) each of the items of Intellectual Property is valid and registered in the name of SME on the Principal Register of the United States Patent and Trademark Office and in the foreign countries indicated thereon, (ii) the Seller has no knowledge of any infringement by others, (iii) to Seller’s knowledge, the continued use of such items in the Acquired Business will not result in any infringement of the rights of others, (iv) SME is the sole legal owner of such items in all jurisdictions in which SME uses, has used or plans to use any such item and Seller has no knowledge of any claim by any other person that such person is the legal owner of such item; and (v) SME has not granted any license or right to use any Intellectual Property to any other person.

(b)                                 The Intellectual Property and other items of proprietary intellectual property listed or described on Schedule 1.1(c) constitute all such intellectual property used by SME in the conduct of the Acquired Business and there is no other intellectual property of SME or, to Seller’s knowledge, of a third party required to conduct of the Acquired Business in the manner in which it is now conducted or proposed to be conducted by SME.

(c)                                  There are no material agreements requiring SME to make payments or provide any consideration for, or restricting the SME’s right to use, any intellectual property rights of third parties in the Acquired Business.

2.11                           Accounts Receivable.  The Accounts Receivable shown in Schedule 1.1(e) hereto constitute all of the accounts receivable of the Acquired Business as of a date that is no more than five days before the Closing Date, and represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business of SME and consistent with past practices.  To Seller’s knowledge, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, or any other Account Receivable created after the date mentioned above.  The Accounts Receivable are valid and collectible in the ordinary course of business.

2.12                           Licenses and Permits.  Schedule 2.12 attached hereto contains a complete, current and correct list of all governmental licenses, permits, franchises, rights and privileges, if any, necessary for or material to the present conduct of the Acquired Business (the “Licenses”).  SME possesses all such Licenses, and each of the Licenses is in full force and effect.  There are no pending or, to the best knowledge of the Seller, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, any of the Licenses.

2.13                           Customer and Supplier Relationships.  Schedule 2.13 identifies all customers of the Acquired Business and suppliers of the Acquired Business that transacted at least $25,000 of business with SME in 2004.  Except for the transaction contemplated by this Agreement, Seller has received no notice nor is in possession of any actual knowledge which might reasonably indicate that any of the current customers, subcontractors or suppliers of the Acquired Business intends to cease retaining, purchasing from, selling to or dealing with SME in the manner in which such transactions have previously occurred, nor has the Seller received any notice or is in possession of any actual knowledge which might reasonably lead it to believe that any current customer, subcontractor or supplier of the Acquired Business intends to alter in any respect the amount of such retention, purchases or sales or the extent of dealings with the SME or would alter in any respect any such retention, purchases, sales or dealings in the event of the consummation of the transactions contemplated hereby.  SME is current and in full compliance in all material respects with its obligations to its customers, suppliers and subcontractors of the Acquired Business.

2.14                           Compliance With Laws.

(a)                                  Seller has conducted the Acquired Business in compliance with, and is not in violation of, applicable laws, statutes, ordinances, rules, regulations, orders and other requirements of all national governmental authorities, and of all territories, states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the SME and its business, including without limitation all such laws, regulations, ordinances and requirements relating to insurance, environment, antitrust, consumer protection, labor and employment, zoning and land use, immigration, health, and occupational safety, except where the failure to be in compliance would not have a Material Adverse Effect.  The Seller has not received any written notification of any asserted present or past failure by SME to comply with any laws, statutes, ordinances, rules, regulations, orders or other requirements, the failure of which would have a Material Adverse Effect.

(b)                                 Without limiting the generality of the foregoing subsection (a), Seller has not, directly or indirectly, offered, paid, solicited or received any payment or other remuneration which was not legal to offer, pay, solicit or receive under applicable Federal and state statutes or regulations, including without limitation “fraud and abuse” or “anti-kickback” laws, nor has Seller engaged in any other conduct that would violate these laws or Federal or state false claims acts.  SME has not for any reason lost its right or authorization, or otherwise failed to be eligible, to participate in Medicaid or Medicare or other Federal health care programs or to accept assignments or rights to reimbursements under regulations of a Federal health care program, or had its right to receive reimbursements under Federal health care program regulations suspended.  There is no investigation, order, decree or agreement in existence or pending regarding SME’s sales, marketing, contracting, pricing, billing or other financial practices with respect to Federal health care programs or regarding compliance with applicable Federal health care program statutes or regulations.  SME is currently in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 and regulations thereunder.

2.15                           Litigation.

(a)                                  There is no pending or, to the best knowledge of the Seller, threatened action, suit, arbitration proceeding, investigation or inquiry before any court or governmental or administrative body or agency, or any private arbitration tribunal, against, relating to or affecting the Acquired Business, or the transactions contemplated by this Agreement, nor to the best knowledge of the Seller, are there any facts or circumstances which could reasonably lead to or provide the basis for any such threatened action, suit, arbitration proceeding, investigation or inquiry.

(b)                                 There is not in effect any order, judgment or decree of any court or governmental or administrative body or agency enjoining, barring, suspending, prohibiting or otherwise limiting Seller or any officer, director or employee of SME from conducting or engaging in any aspect of the Acquired Business, or requiring Seller or any officer, director or employee of SME to take certain action with respect to any aspect of the Acquired Business.

(c)                                  SME is not in violation of or in default under any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency.

2.16                           Brokers and Finders.  Seller has not engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, nor has Seller consented to or acquiesced in anyone so acting.  Seller knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Seller or any basis for such a claim.

2.17                           Product Liability and Warranties.  Schedule 2.17 sets forth the policies of product liability insurance maintained by SME and covering the products of the Acquired Business, including the insurer, policy limits, deductibles and term.  Each product of the Acquired Business sold, or delivered by SME has been marketed and sold in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.  Seller does not have any knowledge of the existence or of any liability (and, to the knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair thereof or other damages in connection therewith.  No product or service of the Acquired Business sold, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale of SME or the manufacturer of the product.

2.18                           Absence of Certain Changes.  Since December 31, 2004, Seller has conducted the Acquired Business in the ordinary course consistent with past practice and, except as disclosed in Schedule 2.18, there has not been:

(a)                                  any event, occurrence or development of a state of circumstances or facts relating to the Purchased Assets or the Acquired Business which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)                                 any sale, lease, license or other disposition of any assets or properties of the Acquired Business, other than in the ordinary course of business consistent with past practices;

(c)                                  any creation or assumption by Seller of any lien, encumbrance or other charge on any of the Purchased Assets;

(d)                                 any material condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets;

(e)                                  any material change or notice of pending material change in the level or nature of business to be done with SME by any customer or supplier of the Acquired Business except for the transactions contemplated by this Agreement;

(f)                                    any notice of default or any other claim, allegation or other assertion that SME has been or will be in breach or violation of any provision of any contract, agreement or instrument to which SME is a party and which is included in the Purchased Assets or the Assumed Liabilities; or

(g)                                 any material increase in the compensation of any of SME’s employees or in the benefits delivered or to be delivered under any employee benefit plan or program or any creation of a new plan or program designed to provide compensation or benefits to SME’s employees.

2.19                           Employees.  Schedule 2.19 contains a true and accurate list of all of SME’s employees, their titles, hire dates and current annual compensation.  Such schedule also contains a description of the principal terms of each employee benefit program maintained by SME, including without limitation incentive bonus programs, commission arrangements, equity option or purchase programs, medical, dental, vision, life and disability insurance plans, vacation and other leave plans, severance pay plans and other fringe benefit plans or programs.  SME has complied with the terms and conditions of each such employee benefit plan and program and with all material requirements of Federal and state law and regulations relating to such employee benefit plans and programs.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer represents and warrants to the Seller as follows:

3.1                                 Organization and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.

3.2                                 Authorization and Enforceability of Agreements.  Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity.  This Agreement been duly and validly authorized by and approved by all requisite corporate action on the part of Buyer.  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Buyer to execute and deliver this Agreement, or to consummate the transactions contemplated hereby.

3.3                                 No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or Bylaws of Buyer, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Buyer or any of its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Buyer’s businesses.

3.4                                 Brokers and Finders.  Buyer has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or consented to or acquiesced in anyone so acting, and Buyer does not know of any claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Buyer or of any basis for such a claim.

ARTICLE 4

CLOSING

4.1                                 Closing.  The actions and deliveries described below in this Article 4 shall be deemed the “Closing” of the transactions contemplated by this Agreement and the date on which such actions and deliveries occur shall be the “Closing Date”.

4.2                                 Actions and Deliveries of Seller.  At the Closing, Seller shall take the following actions and deliver the following documents:

(a)                                  Closing Certificate.  Seller shall deliver a certificate, dated the Closing Date, from Owner, stating that each of the representations and warranties of Seller contained in Article 2 hereof and in any schedule, exhibit or other document delivered hereunder is true and correct;

(b)                                 Employment Agreement.  Owner shall execute and deliver to Buyer an Employment Agreement in such form and containing such terms and conditions as said parties shall agree;

(c)                                  Assignment and Assumption Agreement.  Seller shall execute and deliver to Buyer an Assignment and Assumption Agreement in such form and containing such terms and conditions as said parties shall agree that assigns the Contracts to Buyer and provides for the assumption by Buyer of the Assumed Liabilities, all as provided herein;

(d)                                 Bill of Sale.  Seller shall execute and deliver to Buyer a Bill of Sale in such form as the parties shall agree that conveys all of Seller’s right, title and interest to the Purchased Assets to Buyer as provided for in this Agreement;

(d)                                 Consents.  Seller shall deliver, or have previously delivered, such consents and approvals of third parties to the transactions contemplated hereunder as Buyer shall have requested;

(e)                                  Patent and Trademark Assignments.  Seller shall execute and deliver to Buyer patent and trademark assignments in such form as Buyer deems reasonably acceptable relating to the patents and trademarks included within the Purchased Assets;

(f)                                    Absence of Liens.  Seller shall deliver to Buyer a UCC search report dated as of a recent date issued by the appropriate state and county officials in Connecticut indicating that there are no filings under the Uniform Commercial Code on file in such state or with such counties that name SME as debtor or otherwise indicating any lien on the Purchased Assets, except for (i) the liens which Buyer has approved, in its sole discretion, and (ii) liens with respect to which Seller has delivered releases duly executed by the lender or other creditor which is the holder of such lien;

(g)                                 Legal Opinion.  Seller shall deliver the opinion of its counsel, Winters & Forte, with respect to the matters addressed in Sections 2.1, 2.2, 2.3 and 2.15 hereof, in form reasonably satisfactory to Buyer.

4.3                                 Actions and Deliveries of Buyer.  At the Closing, Buyer shall take the following actions and deliver the following documents and consideration:

(a)                                  Closing Certificate.  Buyer shall deliver a certificate, dated the Closing Date, from an authorized officer of Buyer, stating that each of the representations and warranties of Buyer contained in Article 3 hereof and in any schedule, exhibit or other document delivered hereunder is true and correct;

(b)                                 Employment Agreement.  Buyer shall execute and deliver to Owner an Employment Agreement in such form and containing such terms and conditions as said parties shall agree;

(c)                                  Assignment and Assumption Agreement.  Buyer shall execute and deliver to Seller an Assignment and Assumption Agreement in such form and containing such terms and conditions as said parties shall agree that assigns the Contracts to Buyer and provides for the assumption by Buyer of the Assumed Liabilities, all as provided herein; and

(d)                                 Initial Purchase Price.  Buyer shall deliver to Seller by wire transfer the initial portion of the purchase price provided for in Section 1.2(a) hereof.

4.4                                 Simultaneous Transactions.  All transactions to be effectuated at the Closing shall be deemed to have taken place simultaneously, and no such transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

ARTICLE 5

CERTAIN OTHER COVENANTS AND AGREEMENTS

5.1                                 Delivery of Books and Records.  At the Closing, Seller will deliver to Buyer all original contracts, books and records that are directly and solely related to the Purchased Assets and Assumed Liabilities, together with complete copies of all other documents or software relating to the Acquired Business which are requested by Buyer.

5.2                                 Cooperation and Further Assurance.                                             After the Closing, the parties shall cooperate in good faith to facilitate the transfer of the Purchased Assets and the Acquired Business in the manner contemplated hereunder with minimum disruption for the parties.  In particular, each party will execute such further documents and instruments as the other may reasonably request to reflect the transactions contemplated hereunder and to vest in Buyer full title to the Purchased Assets.

5.3                                 Transfer Taxes.  All sales, use, transfer, stamp, conveyance, or other similar taxes, duties, excises or governmental charges imposed by any governmental authority, domestic or foreign, with respect to the sale or transfer of the Purchased Assets shall be borne entirely by Seller.

5.4                                 Transaction Expenses.  Each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

5.5                                 Superior Medical Equipment Name.  Seller agrees that it will, no later than five business days following the Closing, change its corporate name in the State of Connecticut and any other state in which it is qualified to do business to delete any reference to the name “Superior Medical Equipment” or any variation thereof.

5.6                                 Bulk Sales.  Buyer hereby waives compliance by Seller with the provisions of any applicable state bulk transfer statutes and Seller covenants and agrees to pay and discharge when due all undisputed claims of creditors asserted against Buyer or any affiliate thereof by reason of any failure of Seller to comply, and to indemnify Buyer and any affiliate thereof fully in respect thereof, which indemnity shall survive the Closing and shall not be subject to the limitations of Sections 6.1 and 6.4.  Notwithstanding the provisions of Section 7.5 hereof, Connecticut law will govern as to the necessity for bulk sales compliance.

5.7                                 Non-compete and Nonsolicitation.  In consideration of the purchase price paid by Buyer hereunder and the other covenants and agreements contained herein, Owner and SME hereby agree, for a period of five (5) years following the Closing Date, that neither he nor it shall, directly or indirectly, use or disclose any confidential information or trade secrets of the Acquired Business or engage directly, or indirectly as the owner, stockholder, partner or agent or in any other capacity or manner whatsoever for a competitor of the Buyer, or any affiliate of the Buyer, in any business activity related to the Acquired Business, as currently engaged in, or as proposed to be engaged in, within the State of Connecticut or within the United States.  Owner and SME further agree and covenant that neither he nor it shall solicit, divert or attempt to divert from the Buyer any business of, any customer of, or any employee of the Buyer or any former employee having been employed by the Buyer within the previous year.  This non-compete and nonsolicitation covenant and agreement shall be binding on Owner and SME and their successors and assigns.  Owner’s and SME’s obligations under this Section 5.7 shall survive the Closing and continue for the full duration of the five-year period mentioned above and shall not be subject to the limitations on liability set forth in section 6.4 below.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND RELATED AGREEMENTS; INDEMNIFICATION

6.1                                 Survivability Period.  The warranties and representations made by the Seller, or by Buyer, in this Agreement or in any document, certificate, schedule or instrument delivered in connection herewith shall survive the Closing and shall continue in effect, notwithstanding any investigation by or on behalf of any party, for twelve (12) months following the Closing, except that representations and warranties set forth in Sections 2.4 and 2.8 shall survive the Closing in accordance with applicable statute of limitations (the “Liability Period”).

6.2                                 Indemnity by the Seller.  The Seller shall indemnify and hold harmless, Buyer and the officers, directors, agents, affiliates and representatives of Buyer or any of them (the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and costs of investigation incurred as a result thereof, that the Buyer Indemnitees shall incur or suffer (collectively “Buyer’s Recoverable Losses”), arising out of or resulting from (a) a breach or default by Seller of or under (i) any representation or warranty contained in Article 2 hereof; (ii) any agreement or covenant under or pursuant to this Agreement; (iii) any document, certificate, schedule or instrument delivered by or on behalf of the Seller pursuant hereto, or (b) the use or possession of the Purchased Assets, or the operation of the Acquired Business, on or before the Closing Date (other than the Assumed Liabilities).

6.3                                 Indemnity by Buyer.  Buyer shall indemnify and hold harmless the Seller and the officers, directors, agents, affiliates and representatives of SME or any of them (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for any loss, liability, damage or expense, including reasonable attorneys’ fees and cost of investigation incurred as a result thereof, that the Seller Indemnities shall incur or suffer (collectively, “Seller’s Recoverable Losses”) resulting from (a) a breach or default by Buyer of or under (i) any representation or warranty contained in Article 3 hereof; (ii) any agreement or covenant under or pursuant to this Agreement; or (iii) any document, certificate, schedule or instrument delivered by or on behalf of Buyer in connection herewith, or (b) the use or possession of the Purchased Assets, or the operation of the Acquired Business, after the Closing Date.

6.4                                 Limitations on Liability.  Seller shall not be obligated for Buyer’s Recoverable Losses under section 6.2(a) above unless and until such losses, individually, or in the aggregate, shall have exceeded $50,000, in which case such liability shall be for the full amount of such losses.  Additionally, Seller shall not be obligated for Buyer’s Recoverable Losses under section 6.2(a) above to the extent such losses exceed, in the aggregate, the consideration paid by Buyer pursuant to Section 1.2 hereof.

6.5                                 Claims for Indemnification; Disputes

(a)                                  Claims for Indemnification.  Any party hereto shall give Seller or Buyer, as the case may be (the “Indemnitor”), written notice (the “Claim Notice”) of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought (the “Claim” or the “Claims).  The Claim Notice shall state (i) the aggregate amount of Buyer’s Recoverable Losses or Seller’s Recoverable Losses (in either case, “Recoverable Losses”) as to which indemnification is being sought (which amount may be estimated and updated from time to time), (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made.  The right to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor’s receipt of the Claim Notice, the Indemnitor shall notify the claimant in writing that it objects to the right to indemnification with respect to the Claim.

(b)                                 Resolution of Disputes.  The parties shall undertake in good faith to meet or to have their representatives promptly meet and attempt to resolve all disputes regarding indemnification.  If the parties are unable to resolve such disputes within 20 days, the resolution of the disputes shall be referred to and settled by arbitration to be held in San Diego, California, if the arbitration is brought by Seller, or in Hartford, Connecticut, if the arbitration is brought by Buyer, and conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  The successful or prevailing party shall be entitled to recover all attorneys’ fees, expert witness fees and other costs incurred in such action, in addition to any other relief to which it may be entitled.

ARTICLE 7

GENERAL PROVISIONS

7.1                                 Entire Agreement; Modifications; Waiver.  This Agreement and the agreements ancillary hereto, supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be amended only by an instrument in writing signed by Buyer and Seller.  Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder.  No waiver shall be binding unless executed in writing by the party making such waiver.

7.2                                 Severability.  If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

7.3                                 Successors and Assigns.  Neither party hereto may assign or transfer all or a portion of its rights or obligations under this Agreement without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and assigns.

7.4                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.5                                 Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal substantive laws of the State of California.

7.6                                 Notices.  All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered, one business day after transmission if sent by facsimile or other overnight delivery service and appropriate confirmation is received, or five (5) days after being deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below.  Any party from time to time may change such party’s address for giving notice by giving notice thereof in the manner outlined above:

If to Buyer:

dj Orthopedics, LLC
2985 Scott Street
Vista, California 92081
Attention:	Donald M. Roberts
Facsimile:	(760) 734-3536

If to the Seller:

Mr. John F. Flynn
49 High Ridge
Pawcatuck, CT 06379
Facsimile: (860) 599-0544

With a copy to:

David Wayne Winters, Esq.
315 Highland Avenue
Cheshire, CT 06410
Facsimile: (203) 271-1222

7.7                                 Recitals, Schedules and Exhibits.  The recitals, schedules and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

7.8                                 Section Headings.  The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DJ ORTHOPEDICS, LLC

By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	VP and General Counsel

“Buyer”

/s/ John Flynn
John Flynn

“Owner”

SUPERIOR MEDICAL EQUIPMENT, LLC

By:	/s/ John Flynn
	Name:	John Flynn
	Title:	Member

“SME”

List of Schedules

1.1(a)	Fixed Assets
1.1(b)	Contracts
1.1(c)	Intellectual Property
1.1(d)	Inventory
1.1(e)	Accounts Receivable
1.7	Allocation of Purchase Price
2.1	Foreign Qualifications
2.3	No Conflicts
2.8	Assets
2.9	Financial Statements
2.12	Licenses and Permits
2.13	Customers and Suppliers
2.17	Product Liability Insurance
2.18	Absence of Certain Changes
2.19	Employees